Exhibit 5.2

May 8, 2025

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Re:	$750,000,000 of 4.500% Senior Notes due 2028,
$500,000,000 of 4.800% Senior Notes due 2030 and
$500,000,000 of 5.400% Senior Notes due 2035 of Starbucks Corporation

Ladies and Gentlemen:

I am vice president, assistant general counsel, and corporate secretary of Starbucks Corporation, a Washington corporation (the “Company”), and have acted in such capacity in connection with the issuance and sale of (i) $750,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2028 (the “2028 Notes”), (ii) $500,000,000 aggregate principal amount of the Company’s 4.800% Senior Notes due 2030 (the “2030 Notes”) and (iii) $500,000,000 aggregate principal amount of the Company’s 5.400% Senior Notes due 2035 (the “2035 Notes” and, together with the 2028 Notes and the 2030 Notes, the “Securities”), pursuant to the Underwriting Agreement, dated May 6, 2025 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Scotia Capital (USA) Inc., acting as representatives of the several underwriters named therein. The Securities are being issued under the indenture, dated as of September 15, 2016 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Eleventh Supplemental Indenture, dated as of May 8, 2025 (together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.	The Company is a corporation existing and in good standing under the laws of the State of Washington.

2.	The execution and delivery of the Indenture by the Company has been authorized by all necessary corporate action of the Company.

3.	The Securities have been authorized by all necessary corporate action of the Company.

4.	The execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Securities by the Company do not violate the laws the State of Washington known to me to be generally applicable to transactions of this type (other than state securities or “blue sky” laws as to which I express no opinion in this paragraph) or the terms and provisions of the Company’s Restated Articles of Incorporation or Amended and Restated Bylaws.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

The opinion expressed herein with respect to the existence and good standing of the Company is based solely on certificates of public officials as to factual matters and legal conclusions set forth therein.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Securities have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

As to facts material to the opinion and assumptions expressed herein, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of Washington, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-267227) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Joshua C. Gaul
Joshua C. Gaul
vice president, assistant general counsel, and corporate secretary